FOR IMMEDIATE RELEASE
April 17, 2002

Tellabs reports earnings per share of 1 cent on first-quarter sales of $371 million

Company announces plan to align business with customer spending

Naperville, Ill. — Reflecting the overall industry environment and carriers’ current capital spending, Tellabs today announced first-quarter 2002 sales of $371 million. The company reported first-quarter net income of $5 million and earnings per share of 1 cent. Excluding a one-time $5 million charge for in-process research and development related to the January acquisition of Ocular Networks, Tellabs earned 2 cents per share in the quarter. First-quarter operating expenses excluding this charge were $170 million, down 10% sequentially from the fourth quarter of 2001. Tellabs generated approximately $110 million in cash from operations during the first quarter of 2002.

To keep pace with the industry environment, Tellabs announced plans to reduce its workforce by about 1,200 people. Tellabs plans to close a manufacturing facility in Ronkonkoma, N.Y., and consolidate several smaller locations. As a result, the company will record charges in the second quarter of approximately $130 million related to restructuring actions and approximately $110 million related to excess inventory and purchase commitments.

Through these restructuring actions, Tellabs expects to generate annualized operating expense savings of $120 million for the remaining three quarters of 2002. In effect, Tellabs’ operating expenses will be reduced from $785 million to $685 million in 2002.

“As we size our business to match customer demand, we’re sustaining the crucial capabilities we need to deliver metro optical networking and business services solutions to our customers,” said Richard C. Notebaert, Tellabs president and chief executive officer. “Making the company smaller is painful, but it’s essential to position Tellabs for a future return to growth.”

Optical Networking:  Sales of optical networking systems were $181 million. During the quarter, Tellabs closed the acquisition of Ocular Networks and announced a Tellabs® 5500 digital cross-connect contract with Leap Wireless.

Broadband Access:  Sales of broadband access solutions totaled $115 million. During the quarter, the company announced a Tellabs® 8100 managed access system sale to Avantel, a Mexican telecommunications service provider, to introduce voice and data business services in 12 of Mexico's largest cities.

Voice-Quality Enhancement:  Sales of voice-quality enhancement solutions amounted to $19 million. During the quarter, the company announced a Tellabs® 3100 voice-quality enhancement system sale to Zhejiang UNICOM of China, which selected Tellabs' equipment to enhance call quality for its 4 million mobile customers.

Services and other:  Services and other revenues totaled $56 million in the first quarter of 2002.

In an initiative to simplify customer communications and marketing, Tellabs has adopted the Tellabs brand for all products the company makes. For a list of current and former product names, see www.tellabs.com/reference/prodport_global.pdf.

Simultaneous Webcast and Teleconference Replay:Tellabs will host a teleconference at 7:30 a.m. Central time on Wednesday, April 17, to discuss first-quarter 2002 results. Internet users can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for 48 hours, beginning at 9:30 a.m. Central Time, at 800-633-8284. (Outside the United States, call 858-812-6440.) When prompted, enter the Tellabs reservation number: 20503861.

In 80 countries around the globe, Tellabs helps the world’s leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs’ employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

Forward-Looking Statements:This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

INVESTOR CONTACT: John Springer
+1.630.798.3603
John.Springer@tellabs.com

MEDIA CONTACT: Jean Medina
+1.630.798.2509
Jean.Medina@tellabs.com

TELLABS, INC. Results of Operations (Dollars in millions, except per-share data) (Unaudited)
	Three Months Ended
	03/29/02	03/30/01
Net Sales	$371.5	$772.1
Cost of Goods Sold	196.5	366.2
Gross Profit	175.0	405.9
Operating Exp.
Sales, Marketing & G&A	77.2	111.1
Research & Development	90.6	126.9
In-Process Research & Development	5.4	----
Intangible Asset Amortization	1.7	0.7
Goodwill Amortization	----	4.5
Total Opererating Expenses	174.9	243.2

Opererating Profit	0.1	162.7
Interest/ Other-Net	8.3	16.1
Profit Before Tax	8.4	178.8

Income Taxes	3.1	56.3
Net Profit	$5.3	$122.5

Earnings per Share Before Cum. Effect:
Basic	$0.01	$0.30
Diluted	$0.01	$0.29

Average Number of Shares of Common Stock Outstanding
Basic	410.5	408.8
Diluted	414.8	416.3

TELLABS, INC. Condensed Consolidated Balance Sheets (Dollars in millions)
	2002 First Quarter (Unaudited)	2001 Year End
Assets
Current Assets
Cash and investments	$911.6	$1,101.6
Accounts receivable, less allowance	247.1	330.9
Inventories	293.5	329.1
Deferred tax assets	107.2	138.2
Income taxes	28.7	26.5
Other current assets	15.5	18.3
Total Current Assets	1,603.6	1,944.6

Property, Plant and Equipment	863.3	862.7
Accumulated depreciation	(353.9)	(342.2)
	509.4	520.5

Goodwill, net	454.3	188.6
Intangible Assets, net	75.0	14.0
Other Assets	196.7	198.1
Total Assets	$2,839.0	$2,865.8

Liabilities
Current Liabilities
Accounts payable	$52.8	$63.5
Accrued liabilities	119.9	100.8
Accrued restructuring and other charges	119.0	155.2
Total Current Liabilities	291.7	319.5

Long-Term Debt	0.5	3.4
Accrued Long-Term Restructuring Charges	18.8	24.9
Other Long-Term Liabilities	38.6	31.0
Deferred Income Taxes	5.7	21.4
Total Liabilities	355.3	400.2

Stockholders' Equity
Common Stock, $.01 Par Value	4.1	4.1
Additional Paid-In Capital	540.9	496.0
Deferred Compensation Expense	(28.7)	(1.4)
Treasury Stock	(129.6)	(129.6)
Cumulative Translation Adjustment	(167.8)	(164.4)
Unrealized Holding Gains on Securities	2.9	4.3
Retained Earnings	2,261.9	2,256.6

Total Stockholders' Equity	2,483.7	2,465.6
Total Liab. and Stockholders' Equity	$2,839.0	$2,865.8